Exhibit 21

SUBSIDIARIES

The subsidiaries of the Company as of October 31, 2003 are as follows:

Name of Subsidiary	Jurisdiction of Incorporation

Advanced Input Devices, Inc.	Delaware
Memtron Technologies Co.	Delaware
Advanced Input Devices (UK) Ltd.	England

Armtec Defense Products Co.	Delaware
Armtec Countermeasures Co.	Delaware

Auxitrol Technologies S.A.	France
Auxitrol S.A.	France
Auxitrol Co.	Delaware
Fluid Regulators Corporation	Ohio

Muirhead Aerospace Limited	England

BVR Technologies Co.	Delaware

Equipment Sales Co.	Connecticut

Esterline Technologies (Hong Kong) Limited	Hong Kong

Hytek Finishes Co.	Delaware

Kirkhill - TA Co.	California

Korry Electronics Co.	Delaware

Mason Electric Co.	Delaware
Janco Corporation	California

W. A. Whitney Co.	Illinois

Weston Aerospace Ltd.	England
Norwich Aero Products Ltd.	New York
Pressure Systems, Inc.	Virginia

The above list excludes certain subsidiaries that, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of October 31, 2003.

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